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                                                                    EXHIBIT 3.21

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          BLACK BEAUTY RESOURCES, INC.

     The undersigned officer of BLACK BEAUTY RESOURCES, INC. (hereinafter referred to as the "Corporation"), heretofore organized under the Indiana General Corporation Act, desiring to give notice of corporate action requiring shareholder approval effectuating the amendment of its Articles of Incorporation and acceptance by the Corporation of the terms and provisions of the Indiana Business Corporation Law, certifies the following facts:

                                    SECTION A

                          Text of the Amended Articles

     The exact text of the entire Articles of Incorporation of the Corporation, as amended (hereinafter referred to as the "Amended Articles") now is as follows:

                                   "ARTICLE I

                                      NAME

                         The name of the Corporation is:

                         BLACK BEAUTY RESOURCES, INC."

                                   "ARTICLE II

                                    PURPOSES

     The Corporation may engage in any lawful business, and shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including, without limitation, those powers enumerated in the Business Corporation Law."

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                                  "ARTICLE III

                                AUTHORIZED SHARES

     3.01. Number of Shares;

     The total number of shares which the Corporation is to have authority to issue is 800,000 shares, without par value.

     3.02. Terms of Shares.

     3.02(a). The shares of the Corporation shall be divided into the following classes:

     (i)  700,000 Common Shares (the "Common Stock"); and

     (ii) 100,000 Convertible Preferred Shares (the "Preferred Stock").

The shares of the Corporation are not otherwise to be divided into classes or kinds and are not to be issuable in a series; and together are entitled, in the manner hereinafter provided, to receive the net assets of the Corporation upon dissolution.

     3.02(b). The following is a statement of the relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares and the holders thereof:

     (i) Voting. The holders of the Common Stock, except where otherwise provided by law, shall have exclusive rights to notices of shareholders' meetings and exclusive voting rights and powers. Each holder of the Common Stock shall have the right, at every shareholders' meeting, to one vote for each share of Common Stock standing in his name on the stock registry of the Corporation. Except as otherwise expressly provided by law, the holders of Preferred Stock shall have no voting powers and shall not be entitled to notice of meetings of shareholders, and the exclusive voting power shall be at all times and in all circumstances vested in the holders of the Common Stock.

     (ii) Preferred Stock Dividends. The holders of the Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors, cash dividends at the rate of

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              $5.00 per share per annum, and at no more, payable quarterly on such dates in each year as shall be fixed by the Board of Directors. The dividends are to accrue from the date of issuance of the Preferred Stock and shall be deemed to accrue from day to day whether or not declared. No dividends shall be paid or set apart for the payment of dividends on the Common Stock, nor shall any distribution be made on the Common Stock (other than a dividend payable in Common Stock), nor shall any shares of the Common Stock be redeemed, retired or otherwise acquired for a valuable consideration (except upon the conversion thereof) unless full cumulative dividends on all Preferred Stock for all past quarterly dividend periods and for the then current quarterly dividend period shall have been declared and the Corporation shall have paid such dividends or shall have set aside a sum sufficient for the payment thereof. Any accumulation of dividends on the Preferred Stock shall not bear interest.

     (iii) Common Stock Dividends. The holders of the Common Stock shall be entitled to receive dividends upon their shares from time to time as the Board of Directors may authorize in accordance with applicable Indiana law but subject to the restrictions herein expressed.

     (iv) No Preemptive Rights. Except as herein otherwise expressly provided, no holder of either the Common Stock or the Preferred Stock shall be entitled, as a matter of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase in the Corporation's authorized capital stock, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation, or to purchase or subscribe for any stock of the Corporation purchased by it or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the state of Indiana.

     (v) Preferred Stock Preference on Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or

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              any reduction in its capital resulting in any distribution of assets to its shareholders, the holders of the convertible stock shall be entitled to receive in cash out of the Corporation's assets, whether from capital or from earnings available for distribution to its shareholders, before any amount shall be paid to the holders of the Common Stock, the sum of $57.38 per share, plus an amount equal to all accumulated and unpaid dividends thereon to the date fixed for the payment of such distributive amount. Any such payments shall not be regarded as a liquidation, dissolution or winding up of the Corporation or as a reduction of its capital. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or part of its assets shall be deemed to be a liquidation, dissolution or winding up within contemplation of this subsection. A dividend or distribution to stockholders from net profits or surplus earned after the date of any reduction of capital shall not be deemed to be a distribution resulting from such reduction in capital. No holder of the Preferred Stock shall be entitled to receive any amounts with respect to their stock upon any liquidation, dissolution or winding up of the Corporation other than the amounts specifically provided for in this subsection.

     (vi) Redemption of Preferred Stock. The outstanding shares of the Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Corporation on not less than thirty (30) days notice to each of the holders of record of the preferred stock to be redeemed. Notice shall be given in such manner as may be prescribed by the Board of Directors. The redemption price shall be $57.38 per share, plus all dividends accrued and unpaid to the date of redemption, whether or not earned or declared. If less than all of the shares are to be redeemed, redemption shall be made pro rata among the holders of the Preferred Stock in proportion to the number of shares held by each. No redemption of any Preferred Stock may be made until all accrued and unpaid cumulative dividends on all shares have been declared, paid or set aside for payment, and unless

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              funds sufficient to meet all matured obligations of the
              Corporation to provide for sinking funds in respect of the Preferred Shares have been set aside. If, on or prior to the date set for redemption of any of the Preferred Stock, the Corporation deposits with any state or national bank with a banking office in Indiana the sum necessary to redeem such shares, the redemption shall be deemed to be complete. The shares redeemed in such manner shall be cancelled and shall not be reissued. All rights of the holders of such shares shall cease on the date of the deposit, except for the right to receive the redemption price therefor. Any funds unclaimed at the end of six (6) years from the date of such deposit shall be repaid to the Corporation without further claim or demand on the part of the shareholder or shareholders who failed to claim them.

     (vii) Sinking Fund. The Corporation shall maintain a sinking fund for the redemption of the Preferred Stock. Payments to the sinking fund shall be made within three (3) months of the close of each fiscal year of the Corporation out of its earnings or out of any other money available by law for the purpose. The amount of the annual contribution to the fund shall be equal to $5.74 per share of the issued Preferred Stock at the close of the preceding fiscal year. The contribution requirements are not cumulative; and to the extent that funds in any one year are insufficient to meet such requirement, only the amount actually available need be contributed. The amounts set aside for the sinking fund shall be applied, as promptly as the Board of Directors deems practical, to the redemption of the Preferred Stock. The number of shares to be redeemed shall be determined by the amount of funds available, but no redemption shall be required unless the sinking fund contains sufficient sums to redeem at least twenty percent (20%) of the outstanding shares of the Preferred Stock at the time.

     (viii) Preferred Stock Conversion Rights. The holders of the Preferred Stock shall have the right, at their option, to convert their shares of the Preferred Stock into shares of the Common Stock on the following terms and conditions:

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              (1)  Each share of the Preferred Stock shall be convertible at any time (or, if such share is called for redemption, at any time up to and including, but not after, the close of business on the fifth full business day prior to the date fixed for such redemption, unless default shall be made by the Corporation in providing monies for the payment of the redemption price) into one fully paid and nonassessable share of the Common Stock (as constituted at the time of such conversion.)

              (2) If at any time, or from time to time, the Corporation has issued additional shares of the Common Stock as a stock dividend, or subdivides or combines the outstanding shares of the Common Stock, the rate of conversion shall be proportionately adjusted.

              (3) All shares of the Preferred Stock surrendered for conversion shall be cancelled and shall not be reissued. So long as any of the Preferred Stock is outstanding, the Corporation shall reserve a sufficient number of its unissued Common Stock to satisfy in full the conversion privileges of the holders of the Preferred Stock. The Corporation need not issue fractional shares of its Common Stock, but may instead pay cash equal to the market value of the fractional share the holder of the Preferred Stock would have otherwise been entitled to on conversion, or it may issue nondividend bearing script warrants representing fractional interests in Common Stock.

          3.02(c). In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before the certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

          3.02(d). Nothing in these Amended Articles shall be deemed to require any greater portion of the Common Stock to concur in any action taken by the Corporation's shareholders than is required by law."

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                                   "ARTICLE IV

                                REGISTERED OFFICE

          (a) Registered Office. The street address of the Corporation's registered office in Indiana is:

                             414 South Fares Avenue
                              Evansville, IN 47715.

          (b) Registered Agent. The name of the Corporation's registered agent at its registered office is:

                             Steven E. Chancellor."

                                   "ARTICLE V

                               BOARD OF DIRECTORS

          The names and addresses of the individuals who are presently serving as the members of the Board of Directors of the Corporation are:

Steven E. Chancellor                          Ralph C. Mueller
7700 Henze Road                               7514 Huckleberry Lane
Evansville, IN 47712                          Evansville, IN 47712

Daniel S. Hermann                             Eugene D. Aimone
6041 Brighton Drive                           6522 Hemlock Way
Evansville, IN 47715                          Newburgh, IN 47630

Gene E. Pfeiffer                              Larry F. Meeks
635 South Eichoff Road                        7813 Briarwood Drive
Evansville, IN 47715                          Evansville, IN 47715

Charles C. Dannheiser                         John L. Carroll
7399 South Shore Drive                        1344 Timberlake Lane
Newburgh, IN 47630                            Evansville, IN 47710

Randyl L. Stuckemeyer                         John F. Dannheiser
7843 Cedar Ridge Drive                        526 South Main
Evansville, IN 47715                          Henderson, KY 42420

                                   "ARTICLE VI

                           PROVISIONS FOR MANAGING AND
                    REGULATING THE AFFAIRS OF THE CORPORATION

          6.01. The shareholders of the Corporation may adopt or amend a by-law that fixes a greater quorum or voting

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     requirement for shareholders than is required by the Business Corporation
     Law.

          6.02. Every person who is or was a director, officer or employee of the Corporation shall be indemnified by the Corporation against all liability and reasonable expense incurred by such person in his official capacity, provided that such person is determined in the manner specified from time to time by law to have met the standard of conduct required by law. Upon demand for such indemnification, the Corporation shall proceed as provided by law to determine whether such person is entitled to indemnification. Nothing contained in this section shall limit or preclude the exercise of any right relating to indemnification of or advance of expenses to any director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any director, officer, employee or agent.

          6.03. A director need not be a resident of the state of Indiana or a shareholder of the Corporation.

          6.04. Any or all shareholders may participate in any annual or special shareholders' meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by this means shall be deemed to be present in person at the meeting."

                                    SECTION B

                           Manner of Adoption and Vote

     1.   Action by Directors.

     By resolution of the Board of Directors of the Corporation adopted by unanimous consent under date of May 1, 1990, the Board of Directors recommended to the shareholders of the Corporation that the Articles of Incorporation of the Corporation be amended and restated to read as above set forth in the Amended Articles; and thereafter, each shareholder of the Corporation was notified in writing (accompanied by a copy of the Amended Articles) in accordance with I.C. 23-1-29-5 of a meeting of shareholders of a special meeting to be held at the offices of the Corporation on May 15, 1990, to consider the Amended Articles.

     2.   Action by Shareholders.

     By written consent dated May 1, 1990, signed by shareholders of the Corporation owning 435,689 shares of the common capital stock of

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the Corporation, that being all of the shares of the Corporation issued and outstanding, and the sole voting group, unanimously adopted the Amended
Articles.

     3.   Compliance with Legal Requirements.

     The manner of the adoption of the Amended Articles, and the vote by which they were adopted, constitute full legal compliance with the provisions of the Indiana Business Corporation Law, the Articles of Incorporation and the By-Laws of the Corporation.

                                    SECTION C

                     Statement of Changes Made with Respect
                  to the Number of Shares Heretofore Authorized

     1.   Status Prior to the Effect of the Amendments.

     Since the adoption of Articles of Incorporation approved and filed with the Indiana Secretary of State on October 11, 1978, the Corporation has been authorized to issue 800,000 shares of common stock, without par value, and no other shares whatsoever. The following changes with respect to such shares are made hereunder:

     2.   Changes Effected by the Amendments.

     (a) The 800,000 shares of the existing Common Shares of the Corporation, without par value, are hereby reclassified and converted into 800,000 fully paid and nonassessable shares of the Common Stock.

     (b) 100,000 additional fully paid and nonassessable shares of the Preferred Stock are authorized by these Amended Articles.

     (c) The increase in the total authorized number of shares of the Corporation is 100,000.

     3.   Exchange of Shares.

     The total authorized shares of the Corporation, meaning the shares of all classes which the Corporation is authorized to issue by the Amended Articles is being increased by the effect of the Amended Articles from 800,000 shares to 900,000 shares, divided into the Common Stock and the Preferred Stock as aforesaid. Each holder of a certificate of the issued and outstanding Common Shares ("Old Shares") of the Corporation shall, as of the close of business on the effective date of these Amended Articles, be entitled to surrender the certificate or certificates representing his Old Shares and receive one share of the new Common Stock in return for each Old Share.

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     IN WITNESS WHEREOF, the undersigned corporate officer has executed these
Amended and Restated Articles of Incorporation this 3rd day of May, 1990.

                                                         /s/ Daniel S. Hermann
                                                         -----------------------
                                                         Daniel S. Hermann

THIS INSTRUMENT WAS PREPARED BY JOSEPH H. HARRISON OF THE LAW FIRM OF BOWERS, HARRISON, KENT & MILLER, FOURTH FLOOR, PERMANENT FEDERAL BUILDING, EVANSVILLE, INDIANA, 47708.

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